Exhibit 4

                         INVESTMENT MANAGEMENT AGREEMENT
                         FOR TIAA SEPARATE ACCOUNT VA-1



      This Agreement made this 15th day of September, 1994, by and among:
Teachers Insurance and Annuity Association of America ("TIAA"), a non-profit New York insurance company; TIAA Separate Account VA-1 (the "Separate Account"), a separate account of TIAA established pursuant to the New York State Insurance Law; and Teachers Advisors, Inc. ("Advisors") a Delaware corporation.

                                   WITNESSETH;

      WHEREAS, TIAA has established the Separate Account to segregate assets funding the variable benefits provided by the Teachers Personal Annuity, an individual, flexible premium, deferred annuity, as well as by other contracts that may be offered by TIAA in the future; and

      WHEREAS, the Separate Account is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Act"), and currently consists of a single investment portfolio (known as the Stock Index Account), and may consist of additional investment portfolios in the future (collectively, with the Stock Index Account, referred to herein as "Portfolios"); and


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      WHEREAS, the assets of the Separate Account are and will be owned by TIAA, its successors and assigns, although held separately from the other assets of TIAA;

      WHEREAS, Advisors will be engaged principally in the business of rendering investment management services and is registered as an investment advisor under the Investment Advisors Act of 1940;

      WHEREAS, the Separate Account desires to retain Advisors to render investment management services to the Separate Account in the manner and on the terms set forth herein;

      WHEREAS, the Management Committee of the Separate Account (the "Management Committee") believes that Advisors' expertise and business contacts are and will be of material benefit to the Separate Account in employing and supervising any sub-advisor of a Portfolio ("Sub-Advisors"), in the event that one or more Sub-Advisors are so employed in the future; and

      WHEREAS, Advisors is willing to provide investment management services to the Separate Account in the manner and on the terms set forth herein.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TIAA, the Separate Account, and Advisors hereby agree as follows:

      1. DUTIES OF ADVISORS. TIAA and the Separate Account hereby employ Advisors to act as the investment manager for the Separate Account. Advisors hereby agrees, subject to the


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supervision of the Management Committee, for the period and on the terms and conditions set forth in this Agreement: to act as the investment manager for the Separate Account and to manage the investment and reinvestment of the assets of each Portfolio of the Separate Account for the period and on the terms and conditions set forth in this Agreement. In taking any action hereunder, Advisors shall always be subject to, and shall follow at all times (i) any restriction of the Separate Account's Rules and Regulations, as amended from time to time, (ii) the applicable provisions of the Act and the rules thereunder, (iii) the statements relating to each Portfolio's investment objectives, policies, and restrictions as the same are set forth in the registration statement for the Separate Account and the variable contracts then currently effective under the Securities Act of 1933 (the "Registration Statement"), and (iv) any other provisions of state and federal law applicable to Advisors in connection with its duties hereunder, including any applicable provisions imposed by state insurance regulations or by the Internal Revenue Code of 1986, as amended, and regulations thereunder.

            (a) INVESTMENT MANAGEMENT SERVICES. In performing the duties stated in paragraph 1 above, Advisors will regularly provide each Portfolio of the Separate Account with such investment research, advice, and management as the Management Committee or officers of the Separate Account may from time to time consider necessary for the proper management of each Portfolio. Advisors will furnish continuously an investment program and will conduct a


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continuous program of evaluation of assets in each Portfolio. In this connection, Advisors will determine which securities or other investments shall be purchased, sold, or exchanged and what portion of the assets of each Portfolio shall be held in the various securities or other investments in which the Portfolio may invest. Should the Management Committee at any time, however, make any definite determination as to investment policy for a Portfolio and notify, in writing, Advisors thereof, Advisors shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. In addition, Advisors will determine the value of each Portfolio's assets and liabilities and will provide the Separate Account with such valuations and with all statistical information with respect to investments of each Portfolio and such periodic and special reports and information as the Management Committee of officers of the Separate Account may reasonably request. Advisors shall take, on behalf of each Portfolio, all actions which it deems necessary to implement the investment objectives, policies, and restrictions of the Portfolio, determined as provided above, and in particular shall place orders for the purchase or sale of securities and other investments for the Portfolio with brokers or dealers selected by Advisors.

            (b) SUB-CONTRACTING. Notwithstanding any other provision hereof, Advisors, with the approval of the owners of contracts with interests in the Separate Account to the extent required by applicable law and the Management Committee, may


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contract with one or more Sub-Advisors to perform any of the investment management services required of Advisors; provided, however, that the compensation of such Sub-Advisors will be the sole responsibility of Advisors and the duties and responsibilities of such Sub-Advisors shall be as set forth in a written agreement.

            TIAA shall provide Advisors, at Advisors' expense, the staff, facilities, and services necessary to meet Advisors' obligations hereunder. TIAA's providing of staff, facilities, and services for such purpose shall in no way diminish any obligation or liability of Advisors hereunder.

            Advisors shall exercise reasonable care in recommending, monitoring, and supervising the performance of such Sub-Advisors and any other sub-contractors serving pursuant to this paragraph 1(b), but Advisors shall not otherwise be liable or legally responsible for the conduct of any Sub-Advisors. In this connection, it shall be a particular responsibility of Advisors to evaluate the investment performance of Sub-Advisors and that of potential Sub-Advisors, and Advisors shall supply the Management Committee with such statistical and research data bearing on each Portfolio's performance and that of any Sub-Advisors and potential Sub-Advisors as the Management Committee and Advisors deem necessary. It shall also be a particular responsibility of Advisors to supervise and monitor (i) the practices of any Sub-Advisors in placing orders and selecting brokers and dealers to effect portfolio transactions, and (ii) the services provided by such brokers and dealers.


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      2.    (a) PURCHASE AND SALE OF ASSETS. Nothing in this Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments by two or more Portfolios of the Separate Account or by the Separate Account and other separate accounts or other accounts (collectively, "accounts") managed by Advisors, provided that Advisors does not favor any account over any other account and provided further that any purchase or sale orders executed contemporaneously shall be allocated in a manner that Advisors deems to be equitable to all accounts involved and, under normal circumstances, such transactions will be (i) done on a pro rata basis substantially in proportion to the amounts ordered by each account, (ii) entered into only if, in Advisors' opinion, the trade is likely to produce a benefit for the Portfolio involved, and (iii) is at a price which is approximately the same for all parties involved. Neither Advisors, nor any of its directors, officers, or personnel, nor any person, firm, or corporation controlling, controlled by, or under common control with it shall act as a principal or receive any commission as agent in connection with the purchase or sale of assets for a Portfolio, except as may be permitted under applicable law.

            (b) BROKERAGE FEES. In placing orders for the purchase or sale of securities or other investments for a portfolio, in the name of a Portfolio or its nominees, Advisors shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and


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shall maintain records adequate to demonstrate compliance with this requirement.
Notwithstanding the foregoing, however, Advisors may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Separate Account to pay a broker or dealer that provides research or other brokerage services to Advisors and the Separate Account with respect to the Portfolio an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Advisors determines in good faith that such amount of commission is reasonable in relationship to the value of such services, viewed in terms of that particular transaction or Advisors's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by such
Section 28(e) and the Management Committee, Advisors shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

      3. COMPENSATION OF ADVISORS. Except as hereinafter provided, for the services rendered and expenses assumed by Advisors while this Agreement is in effect, the Separate Account shall pay to Advisors on each Valuation Day (as that term is defined in the Registration Statement), a fee based on an annual rate of thirty one-hundredths of one percent (0.30%) of the net assets of the Stock Index Account.


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            The fees payable to Advisors by the Separate Account hereunder shall be reduced by any tender solicitation fees or similar payments received by Advisors, or any affiliated person of Advisors, in connection with the tender of investments of a Portfolio (less any direct expenses incurred by Advisors, or any affiliated person of Advisors, in connection with obtaining such fees or payments). Advisors shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities or other investments of a Portfolio, provided, however, that Advisors shall not be required to register as a broker-dealer for this purpose. Advisors shall advise the Management Committee of any fees or payments of whatever type that it may be possible for Advisors to receive in connection with the purchase or sale of securities or other investments for a Portfolio.

      4. NON-EXCLUSIVITY. TIAA and the Separate Account agree that the services to be provided by Advisors hereunder are not to be deemed exclusive and Advisors is free to act as investment manager to other investment companies and as fiduciary for other managed accounts affiliated with TIAA. Advisors shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent TIAA or the Separate Account in any way or otherwise be deemed an agent of TIAA or the Separate Account other than in furtherance of its duties and responsibilities as set forth


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in this Agreement, which shall be deemed to include the voting of proxies for shares held by a Portfolio at Advisors' discretion on behalf of the Separate Account.

      5. BOOKS AND RECORDS. Advisors will maintain all books and records required for the Separate Account with respect to each Portfolio's investments, to the extent not maintained by the custodian or any Sub-Advisors. Advisors agrees that all books and records which it maintains for the Separate Account are the Separate Account's property,and, in the event of termination of this Agreement for any reason, Advisors agrees promptly to return to the Separate Account, free from any claim or retention of rights by Advisors, all records relating to the Separate Account. Advisors also agrees, upon request of the Separate Account, promptly to surrender such books and records to the Separate Account or, at the Separate Account's expense, to make copies thereof available to the Separate Account or to make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by the Separate Account. Advisors further agrees to maintain, prepare, and preserve such books and records in accordance with the Act and rules thereunder, including but not limited to, Rules 31a-1 and 31a-2.

            Advisors will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than


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as expressly authorized by the Management Committee or officers of the Separate
Account, or unless disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. Advisors shall supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with.

      6. LIABILITY. Advisors will not be liable for any error of judgment or mistake of law or for any loss suffered by a Portfolio in connection with any investment policy established by the Separate Account for the purchase, sale, or redemption of any securities or other investments at the direction of the Management Committee. Nothing herein contained shall be construed to protect Advisors against any liability resulting from the willful misfeasance, bad faith, or gross negligence of Advisors in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

      7. (a) EXPENSES OF THE SEPARATE ACCOUNT. As between the Separate Account and Advisors, the following expenses shall be borne exclusively by the Separate Account:

                  (i) brokerage commissions and transfer taxes and any similar fees and charges incurred in connection with the acquisition, disposition, lending, or borrowing of Portfolio securities or other investments;


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                  (ii) any and all other state, federal, local, or foreign
governmental fees and taxes (including any insurance, transfer, franchise, or income taxes) payable by the Separate Account, and all corporate or filing fees payable by the Separate Account to any governmental entity or agency; and

                  (iii) interest and any other cost related to borrowings by the Separate Account.

            (b) EXPENSES OF ADVISORS. Except as provided in paragraph 7(a) above, Advisors shall be responsible for all expenses related to management of the investment of the assets of each Portfolio, which expenses shall include, not be limited to:

                  (i) the cost of obtaining quotes necessary for valuing the assets and related liabilities for each Portfolio;

                  (ii) the cost of obtaining quotes necessary for valuing the assets and related liabilities for each Portfolio;

                  (iii) the charges and expenses of the custodian(s) for the Portfolios;

                  (iv) the charges and expenses of outside legal counsel retained with respect to the Separate Account's investment-related activity; and

                  (v) the costs and expenses of any Sub-Advisor or other sub-contractor retained by Advisors pursuant to paragraph 1(b) of this Agreement.


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      8. DURATION AND TERMINATION OF THE AGREEMENT.

            (a) This Agreement shall become effective with respect to the Stock Index Account as of the date first written above. It shall become effective as to any subsequently created Portfolio when it has been approved by the Management Committee (including a majority of members thereof who are neither parties to this Agreement nor interested persons of any such party) cast in person at a meeting called for the purpose of voting on such approval specifically for such Portfolio. "Subsequently created Portfolio" means a Portfolio created subsequent to the initial effective date of this Agreement.

            (b) This Agreement shall continue in effect with respect to the Stock Index Account for two years from the date of execution and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Management Committee, or by the vote of a majority of the outstanding shares of the Portfolio, and (ii) a vote of a majority of those members of the Management Committee who are neither parties to this Agreement nor interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As to each subsequently created Portfolio, this Agreement shall continue in effect with respect to that Portfolio for two years and thereafter from year to year, but only so long as such continuance is specifically approved at least annually in the manner described in (i) and (ii) above.


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            (c) This Agreement may be terminated with respect to a Portfolio, without the payment of any penalty, by the Management Committee or by vote of a majority of the outstanding shares of the Portfolio on sixty days' written notice to Advisors, or by Advisors on sixty days' written notice to the Separate Account. This Agreement shall automatically terminate in the event of its assignment.

      9. DEFINITIONS. The terms "assignment", "interested person" and "majority of the outstanding shares", when used in this Agreement, shall have the respective meanings specified under the Act and rules thereunder.

      10. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

      11. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, and the applicable provisions of the Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control.


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      12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

      13. NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

            (a)   If to TIAA -

                  Teachers Insurance and Annuity
                  Association of America
                  730 Third Avenue
                  New York, New York 10017-3206

                  Attention:  Thomas G. Walsh


            (b)   If to the Separate Account -

                  TIAA Separate Account VA-1
                  730 Third Avenue
                  New York, New York 10017-3206

                  Attention:  Thomas W. Jones


            (c)   If to Advisors -

                  Teachers Advisors, Inc.
                  730 Third Avenue
                  New York, New York 10017-3206

                  Attention:  James S. Martin


or to such other address as TIAA, the Separate Account, or Advisors shall designate by written notice to the other.


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      14. Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      IN WITNESS WHEREOF, TIAA, the Separate Account, and Advisors, have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.


TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By: /s/ Thomas G. Walsh                   Attest: /s/ Lisa Snow
    ---------------------------                  ------------------------
Title: Executive Vice President           Title: Assistant Secretary


TIAA SEPARATE ACCOUNT VA-1

By: /s/ Thomas W. Jones                   Attest: /s/ Lisa Snow
    --------------------------                   ------------------------
Title: President                          Title: Assistant Secretary


TEACHERS ADVISORS, INC.

By: /s/ James S. Martin                   Attest: /s/ Lisa Snow
   ---------------------------                   ------------------------
Title: President                          Title: Assistant Secretary


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